                                                                  Exhibit 10.13


                            STOCK PURCHASE AGREEMENT

                                     AMONG

                       NORTH AMERICAN TEL-COM GROUP, INC.

                                      AND

               THE SHAREHOLDERS OF CATV SUBSCRIBER SERVICES, INC.

                                August 31, 1998




         1.       DEFINITIONS...................................................................................  1

         2.       PURCHASE AND SALE TRANSACTION.................................................................  7
                  (a)      BASIC TRANSACTION....................................................................  7
                  (b)      CONSIDERATION........................................................................  7
                  (c)      THE CLOSING..........................................................................  7
                  (d)      DELIVERIES AT CLOSING................................................................  7

         3.       REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION.....................................  7
         (a)      REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS............................................  7
                           (i)      AUTHORIZATION OF TRANSACTION................................................  7
                           (ii)     NONCONTRAVENTION............................................................  8
                           (iii)    BROKERS' FEES...............................................................  8
                           (iv)     INVESTMENT..................................................................  8
                           (v)      TARGET SHARES...............................................................  8
                  (b)      REPRESENTATIONS AND WARRANTIES OF NORTH AMERICAN.....................................  9
                           (i)      AUTHORIZATION OF TRANSACTION................................................  9
                           (ii)     NONCONTRAVENTION............................................................  9
                           (iii)    BROKERS' FEES...............................................................  9

         4.       REPRESENTATIONS AND WARRANTIES CONCERNING THE PARTIES.........................................  9
                  (a)      REPRESENTATIONS AND WARRANTIES CONCERNING TARGET.....................................  9
                           (i)      ORGANIZATION, QUALIFICATION, AND CORPORATE POWER...........................  10
                           (ii)     CAPITALIZATION.............................................................  10
                           (iii)    NONCONTRAVENTION...........................................................  10
                           (iv)     BROKERS' FEES..............................................................  11
                           (v)      TITLE TO ASSETS............................................................  11
                           (vi)     SUBSIDIARIES................................................................ 11
                           (vii)    FINANCIAL STATEMENTS........................................................ 11
                           (viii)   EVENTS SUBSEQUENT TO MOST RECENT FISCAL YEAR END............................ 11
                           (ix)     UNDISCLOSED LIABILITIES..................................................... 13
                           (x)      LEGAL COMPLIANCE............................................................ 14
                           (xi)     TAX MATTERS................................................................. 14
                           (xii)    REAL PROPERTY............................................................... 15
                           (xiii)   INTELLECTUAL PROPERTY....................................................... 16
                           (xiv)    TANGIBLE ASSETS............................................................. 18
                           (xv)     INVENTORY................................................................... 18
                           (xvi)    CONTRACTS................................................................... 18
                           (xvii)   NOTES, ACCOUNTS RECEIVABLE AND WORK IN PROGRESS............................. 19
                           (xviii)  POWERS OF ATTORNEY.......................................................... 19
                           (xix)    INSURANCE................................................................... 19
                           (xx)     LITIGATION.................................................................. 19
                           (xxi)    COMMITMENTS AND WARRANTIES.................................................. 20
                           (xxii)   EMPLOYEES................................................................... 20
                           (xxiii)  EMPLOYEE BENEFITS........................................................... 20
                           (xxiv)   GUARANTIES.................................................................. 22
                           (xxv)    ENVIRONMENTAL, HEALTH, AND SAFETY MATTERS................................... 22



                           (xxvi)   CERTAIN BUSINESS RELATIONSHIPS WITH TARGET.................................. 23
                           (xxvii)  CUSTOMERS AND SUPPLIERS..................................................... 24
                           (xxviii) DISCLOSURE.................................................................. 24

                  (b)      REPRESENTATIONS AND WARRANTIES OF NORTH AMERICAN..................................... 24
                           (i)      ORGANIZATION OF NORTH AMERICAN.............................................. 24
                           (ii)     CAPITALIZATION OF NORTH AMERICAN............................................ 25
                           (iii)    TITLE TO ASSETS............................................................. 25
                           (iv)     SUBSIDIARIES AND AFFILIATES................................................. 25
                           (v)      FINANCIAL STATEMENTS........................................................ 26
                           (vi)     EVENTS SUBSEQUENT TO MOST RECENT NORTH AMERICAN FISCAL YEAR
                                     END........................................................................ 26
                           (vii)    DISCLOSURE.................................................................. 26

         5.       POST-CLOSING COVENANTS........................................................................ 26
                  (a)      GENERAL.............................................................................. 26
                  (b)      LITIGATION SUPPORT................................................................... 27
                  (c)      TRANSITION........................................................................... 27
                  (d)      INDEPENDENT ACCOUNTANTS.............................................................. 27
                  (e)      TAX MATTERS.......................................................................... 27
                  (f)      STOCK OPTIONS........................................................................ 28
                  (g)      AUDITED FINANCIAL STATEMENTS......................................................... 28
                  (h)      ACCRUED BONUSES...................................................................... 28
                  (i)      ST. MARTIN CABLE SYSTEM.............................................................. 28
                  (j)      PERSONAL GUARANTEES.................................................................. 28
                  (k)      TAX LOANS TO SHAREHOLDERS............................................................ 29

         6.       REMEDIES FOR BREACHES OF THIS AGREEMENT....................................................... 29
                  (a)      SURVIVAL OF REPRESENTATIONS AND WARRANTIES........................................... 29
                  (b)      INDEMNIFICATION PROVISIONS FOR BENEFIT OF NORTH AMERICAN............................. 30
                  (c)      INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE SHAREHOLDERS........................... 32
                  (d)      MATTERS INVOLVING THIRD PARTIES...................................................... 32
                  (e)      DETERMINATION OF ADVERSE CONSEQUENCES................................................ 33
                  (f)      REMEDIES............................................................................. 33
                  (g)      OTHER INDEMNIFICATION PROVISIONS..................................................... 33
                  (h)      RECOUPMENT RIGHT AGAINST ESCROW CONSIDERATION........................................ 33
                  (i)      FURTHER LIMITATION ON INDEMNIFICATION................................................ 33

         7.       POST-CLOSING ADJUSTMENT OF CONSIDERATION...................................................... 34

         8.       TAX MATTERS................................................................................... 35
                  (a)      TAX PERIODS ENDING ON OR BEFORE THE CLOSING DATE..................................... 35
                  (b)      TAX PERIODS BEGINNING BEFORE AND ENDING AFTER THE CLOSING DATE....................... 35
                  (c)      COOPERATION ON TAX MATTERS........................................................... 36
                  (d)      TAX SHARING AGREEMENTS............................................................... 36
                  (e)      CERTAIN TAXES........................................................................ 36

         9.       MISCELLANEOUS................................................................................. 37
                  (a)      PRESS RELEASES AND PUBLIC ANNOUNCEMENTS.............................................. 37




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

                  (b)      NO THIRD-PARTY BENEFICIARIES......................................................... 37
                  (c)      ENTIRE AGREEMENT..................................................................... 37
                  (d)      SUCCESSION AND ASSIGNMENT............................................................ 37
                  (e)      COUNTERPARTS......................................................................... 37
                  (f)      HEADINGS............................................................................. 37
                  (g)      NOTICES.............................................................................. 37
                  (h)      GOVERNING LAW........................................................................ 38
                  (i)      AMENDMENTS AND WAIVERS............................................................... 38
                  (j)      SEVERABILITY......................................................................... 38
                  (k)      EXPENSES............................................................................. 38
                  (l)      CONSTRUCTION......................................................................... 39
                  (m)      INCORPORATION OF EXHIBITS, ANNEXES, AND SCHEDULES.................................... 39
                  (n)      SPECIFIC PERFORMANCE................................................................. 39
                  (o)      SUBMISSION TO JURISDICTION........................................................... 39
                  (p)      WAIVER OF JURY TRIAL................................................................. 39


                            STOCK PURCHASE AGREEMENT

         Agreement entered into as of August 31, 1998, by and among North American Tel-Com Group, Inc., a Florida corporation ("North American" or the "Buyer"), and the shareholders of CATV Subscriber Services, Inc., a North Carolina corporation (the "Target") listed on the signature page to this Agreement (the "Shareholders"). The Buyer and the Shareholders are referred to collectively herein as the "Parties."

         The Shareholders in the aggregate own all of the outstanding capital stock of the Target.

         This Agreement contemplates the sale by the Shareholders of all of the issued and outstanding capital stock of Target to Buyer. The Shareholders will receive cash and capital stock in North American in exchange for their shares of capital stock of Target.

         Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

         1. DEFINITIONS.

                  "Additional Taxes" has the meaning set forth in Section 5(k)(i) below.

                  "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses, and any other cost of enforcing a party's rights under this Agreement.

                  "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

                  "Affiliated Group" means any affiliated group within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of state, local or foreign law.

                  "Amended and Restated Stockholders Agreement" means that certain Amended and Restated Stockholders Agreement among North American and the shareholders of North American dated as of June 30, 1998.

                  "Applicable Rate" means the corporate base rate of interest publicly announced from time to time by PNC Bank, N.A.

                  "Associates" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

                  "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

                  "Closing" has the meaning set forth in Section   below.

                  "Closing Date" has the meaning set forth in Section   below.

                  "Closing Date Balance Sheet" has the meaning set forth in Section below.

                  "Code" means the Internal Revenue Code of 1986, as amended.

                  "Consideration" has the meaning set forth in Section below.

                  "Controlled Group of Corporations" has the meaning set forth in Code Section 1563.

                  "Disclosure Schedule" has the meaning set forth in Section below.

                  "Draft Closing Date Balance Sheet" has the meaning set forth in Section below.

                  "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), (d) Employee Welfare Benefit Plan or (e) bonus, incentive, stock purchase, stock ownership, stock option, stock appreciation right, severance, salary continuation, termination, change of control or other material fringe benefit plan or program.

                  "Employee Pension Benefit Plan" has the meaning set forth in ERISA Section 3(2).

                  "Employee Welfare Benefit Plan" has the meaning set forth in ERISA Section 3(1).

                  "Environmental, Health, and Safety Requirements" shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Materials (which, for purposes of this Agreement, shall meany any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation), each as amended and as now in effect.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  "ERISA Affiliate" means (i) any corporation included with Target in a controlled group of corporations within the meaning of Section 414(b) of the Code; (ii) any trade or business (whether or not incorporated) which is under common control with Target within the meaning of Section 414(c) of the Code; (iii) any member of an affiliated service group of which Target is a member within the meaning of Section 414(m) of the Code; or (iv) any other person or entity treated as an affiliate of Target under
Section 414(o) of the Code.

                  "Escrow Agreement" means that certain Escrow Agreement of even date herewith between North American, the Shareholders and Holland & Knight LLP as Escrow Agent.

                  "Fiduciary" has the meaning set forth in ERISA Section 3(21).

                  "Financial Statements" has the meaning set forth in Section below.

                  "GAAP" means United States generally accepted accounting principles as in effect from time to time.

                  "Galtelli" refers to Raymond L. Galtelli.

                  "Indemnified Party" has the meaning set forth in Section below.

                  "Indemnifying Party" has the meaning set forth in Section below.

                  "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

                  "Knowledge" means that which is known by a person and that of which a person has constructive knowledge based upon information readily available to that person in the performance of such person's duties. In the case of North American or Target, "Knowledge" means the "Knowledge" of its respective directors and executive officers.

                  "LLC" shall have the meaning set forth in Section 5(i) below.

                  "LLC Agreement" shall have the meaning set forth in Section 5(i) below.

                  "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

                  "Leased Real Property" has the meaning set forth in Section

                  "Material Adverse Effect" means any material adverse effect on the assets, liabilities, results of operations, business condition (financial or otherwise) or prospects of a Person or on a Person's ability to consummate the transactions contemplated hereby or a Person's ability to operate its business.

                  "Most Recent Balance Sheet" means the balance sheet contained within the Most Recent Financial Statements.

                  "Most Recent Financial Statements" has the meaning set forth in Section below.

                  "Most Recent Fiscal Period End" has the meaning set forth in Section below.

                  "Most Recent Fiscal Year End" has the meaning set forth in Section below.

                  "Most Recent North American Balance Sheet" has the meaning set forth in Section below.

                  "Most Recent North American Fiscal Period End" has the meaning set forth in Section below.

                  "Multiemployer Plan" has the meaning set forth in ERISA
Section 3(37).

                  "National Securities Exchange" shall have the meaning ascribed to that term in the rules and regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934.

                  "North American" has the meaning set forth in the preface above.

                  "North American Class A Common Shares" means any share of the Class A Common Stock, par value $.01 per share, of North American.

                  "North American Class B Common Shares" means any share of the Class B Common Stock, par value $.01 per share, of North American.

                  "North American Common Stock" means any share of the common stock, par value $.01 par share, of North American.

                  "North American Disclosure Schedule" has the meaning set forth in Section below.

                  "North American Required Consents" shall have the meaning set forth in Section hereof.



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




                  "North American Series A Preferred Shares" means any share of the Series A Convertible Preferred Stock, par value $.01 per share, of North American.

                  "North American Preferred Stock" means any share of the preferred stock, par value $.01 per share, of North American.

                  "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

                  "Party" has the meaning set forth in the preface above.

                  "PBGC" means the Pension Benefit Guaranty Corporation.

                  "Permitted Liens" means with respect to the Shareholders and Target (i) the Section mortgages, pledges, liens, encumbrances, charges and other security interests listed in Section of the Disclosure Schedule, (ii) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings disclosed in Section of the Disclosure Schedule, (iii) purchase money liens and liens securing rental payments under lease arrangements reflected in the Most Recent Financial Statements, or in Section of the Disclosure Schedule, and (iv) such imperfections of title, pledges, liens, encumbrances, charges and security interests, if any, as do not materially detract from the value or interfere with the present or intended use of the properties of the Target or otherwise materially impair the Target's business operations, and which do not secure obligations for borrowed money.

                  "Permitted Liens" means with respect to North American (i) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (ii) purchase money liens and liens securing rental payments under lease arrangements reflected in the Most Recent North American Balance Sheet, and (iii) such imperfections of title, pledges, liens, encumbrances, charges and security interests, if any, as do not materially detract from the value or interfere with the present or intended use of the properties of North American or otherwise materially impair North American's business operations, and which do not secure obligations for borrowed money.

                  "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

                  "Pledged Shares" has the meaning set forth in Section 5(k)(ii) below.

                  "Prohibited Transaction" has the meaning set forth in ERISA Section 406 and Code Section 4975.

                  "Reportable Event" has the meaning set forth in ERISA Section 4043.

                  "Robertson" refers to James Fred Robertson.



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




                  "Robertson Transfer" means the issuance by Target of 191 shares of its common stock to James F. Robertson as a bonus for his service to Target.

                  "Securities Act" means the Securities Act of 1933, as amended.

                  "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

                  "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest.

                  "Shareholders" has the meaning set forth in the preface above.

                  "St. Martin System" has the meaning set forth in Section 5(i) below.

                  "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

                  "Summit Avenue Property" has the meaning set forth in Section 4(a)(xxvi) hereof.

                  "Target" has the meaning set forth in the preface above.

                  "Target Share" means any share of the Common Stock, $10.00 par value, of Target.

                  "Target Shareholder" means any Person who or which holds any Target Shares.

                  "Target Required Consents" has the meaning set forth in Section hereof.

                  "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and any obligations under any agreements or arrangements with respect to any of the foregoing.

                  "Tax Loans" has the meaning set forth in Section 5(k)(i) below.

                  "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                  "Third Party Claim" has the meaning set forth in Section below.

         2. PURCHASE AND SALE TRANSACTION.

                  (a) BASIC TRANSACTION. On and subject to the terms and conditions of this Agreement, North American agrees to purchase from the Shareholders, and the Shareholders agree to sell to North American, all of their respective Target Shares for the consideration specified below in this ss. .

                  (b) CONSIDERATION. North American agrees to deliver at Closing (i) to the Shareholders (A) cash in the amount of $6,400,000.00 payable by wire transfer or other immediately available funds and (B) 511,111 North American Class B Common Shares; and (ii) to the escrow agent under the Escrow Agreement, cash in the amount of $500,000.00 (the "Escrow Consideration") payable by wire transfer or other immediately available funds (collectively, the "Consideration"). The Consideration shall be subject to adjustment pursuant to the provisions of Section hereof. The Consideration shall be allocated among the Shareholders in proportion to their respective holdings of Target Shares as set forth in Section to the Disclosure Schedule.

                  (c) THE CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Holland & Knight LLP in Ft. Lauderdale, Florida, commencing at 9:00 a.m. local time on August 31, 1998 or such other date, time and place as the Parties may mutually determine (the "Closing Date").

                  (d) DELIVERIES AT CLOSING. At the Closing, (i) the Shareholders will deliver to North American such certificates, instruments, and documents as North American shall reasonably request, (ii) North American will deliver to the Shareholders such certificates, instruments, and documents as the Shareholders shall reasonably request, and (iii) the Shareholders will deliver to North American stock certificates representing all of their Target Shares, endorsed in blank or accompanied by duly executed assignment documents, and (iv) North American will deliver to the Shareholders and the escrow agent under the Escrow Agreement the Consideration specified in Section above.

         3. REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION.

                  (a) REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS. Each Shareholder represents and warrants to North American that the statements contained in this Section are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section ), except as set forth on Section of the Disclosure Schedule (as hereinafter defined).

                           (i) AUTHORIZATION OF TRANSACTION. Such Shareholder
has full power and authority to execute and deliver this Agreement and to perform his obligations hereunder. This Agreement constitutes the valid and legally binding obligation of such Shareholder, enforceable in accordance with its terms and conditions except to the extent enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency or moratorium laws, or other laws affecting the enforcement of creditors' rights or by the principles governing the availability of equitable remedies. Such Shareholder need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency or any other Person in order to consummate the transactions contemplated by this Agreement. The authorizations, consents, approvals, filings and notices listed at Section and Section of the Disclosure Schedule are referred to in this Agreement as the "Target Required Consents."

                           (ii) NONCONTRAVENTION. Neither the execution and the
delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which such Shareholder is subject or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which such Shareholder is a party or by which he is bound or to which any of his assets is subject.

                           (iii) BROKERS' FEES. Such Shareholder has paid, or
at the Closing will pay, any fees or commissions due from Shareholders to any broker, finder, or agent with respect to the transactions contemplated by this Agreement. Such Shareholder agrees that he will pay any additional amounts that may become due from him or Target with respect to the transactions contemplated by this Agreement to any such broker, finder or agent in the future, including as a result of any indemnification obligations.

                           (iv) INVESTMENT. Such Shareholder (A) understands
that, the North American Class B Common Shares that he will receive as part of the Consideration have not been, and will not be, registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (B) is acquiring such North American Class B Common Shares solely for his own account for investment purposes, and not with a view to the distribution thereof, (C) has received certain information concerning North American and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the North American Class B Common Shares, (D) is able to bear the economic risk and lack of liquidity inherent in holding the North American Class B Common Shares and (E) is an Accredited Investor for the reasons set forth on Annex I.

                           (v) TARGET SHARES. Such Shareholder holds of record
and owns beneficially the number of Target Shares set forth opposite such Shareholder's name, in Section of the Disclosure Schedule, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, Security Interests, liens or other encumbrances, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. Such Shareholder is not a party to any option, warrant, purchase right, or other contract or commitment that could require such Shareholder to sell, transfer, or otherwise dispose of any capital stock of Target (other than this Agreement, the Robertson Transfer and as set forth in Section of the Disclosures Schedule). Such Shareholder is not a party to any voting trust, proxy, shareholders agreement, or other agreement or understanding with respect to the voting of any capital stock of Target.

                  (b) REPRESENTATIONS AND WARRANTIES OF NORTH AMERICAN. North American represents and warrants to the Shareholders that the statements contained in this Section are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section ), except as set forth in the disclosure schedule delivered by North American to the Shareholders on the date hereof (the "North American Disclosure Schedule").

                           (i) AUTHORIZATION OF TRANSACTION. North American has
full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of North American, enforceable in accordance with its terms and conditions except to the extent enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency or moratorium laws, or other laws affecting the enforcement of creditors' rights or by the principles governing the availability of equitable remedies. None of North American or its Affiliates or Subsidiaries need give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency or any other Person in order to consummate the transactions contemplated by this Agreement. The authorizations, consents, approvals, filings and notices listed at Section of the North American Disclosure Schedule are referred to in this Agreement as the "North American Required Consents."

                           (ii) NONCONTRAVENTION. Neither the execution and the
delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any of North American, its Affiliates or Subsidiaries is subject or any provision of their respective charter or bylaws or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any of North American, its Affiliates or Subsidiaries is a party or by which any of them is bound or to which any of their assets is subject.

                           (iii) BROKERS' FEES. North American has, or prior to
the Closing will have, paid any fees or commissions due from North American to any broker, finder, or agent with respect to the transactions contemplated by this Agreement. North American agrees that they will pay any additional amounts that may become due from North American to any such broker, finder or agent in the future, including as a result of any indemnification obligations.

         4. REPRESENTATIONS AND WARRANTIES CONCERNING THE PARTIES.

                  (a) REPRESENTATIONS AND WARRANTIES CONCERNING TARGET. The Shareholders jointly and severally represent and warrant to North American that the statements contained in this Section are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section ), except as set forth in the

Disclosure Schedule delivered by the Shareholders to North American on the date hereof and initialed by the Parties (the "Disclosure Schedule"). The Disclosure Schedule shall be effective to modify only those representations and warranties to which the Disclosure Schedule makes explicit reference. The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in Section and this Section .

                           (i) ORGANIZATION, QUALIFICATION, AND CORPORATE
POWER. Target is a corporation duly organized, validly existing, and authorized to transaction business under the laws of North Carolina. Target is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where a failure to be so authorized will not have a Material Adverse Effect on the operations of target after the Closing. Target has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and in which it presently proposes to engage and to own and use the properties owned and used by it, except where a failure to obtain any such licenses, permits and authorizations will not have a Material Adverse Effect on the operations of Target after the Closing. Section of the Disclosure Schedule lists the directors and officers of Target. Correct and complete copies of the charter and bylaws of Target (as amended to date) are included as part of Section of the Disclosure Schedule. The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of Target are correct and complete and an true and correct copy thereof has been provided to North American. Target is not in default under or in violation of any provision of its charter or bylaws.

                           (ii) CAPITALIZATION. The entire authorized capital
stock of Target consists of 10,000 Target Shares, of which 1,806 Target Shares are issued and outstanding and no Target Shares are held in treasury. All of the issued and outstanding Target Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record and owned beneficially by the Shareholders in the amounts set forth in Section of the Disclosure Schedule. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, preemptive rights or other contracts or commitments that could require Target to issue, sell, or otherwise cause to become outstanding any of its capital stock or securities convertible or exchangeable for, or any options, warranties, or rights to purchase, any of such capital stock. There are no outstanding obligations of Target to repurchase, redeem or otherwise acquire any capital stock or any securities convertible into or exchangeable for such capital stock or any options, warrants or rights to purchase such capital stock or securities. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Target. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting, transfer, dividend or other rights (such as registration rights under the Securities Act) of the capital stock of Target.

                           (iii) NONCONTRAVENTION. Neither the execution and
the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Target is subject or any provision of the charter or bylaws or similar governance documents of Target or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Target is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). Target need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Person, government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

                           (iv) BROKERS' FEES. Target has, or prior to Closing
will have, paid any fees or commissions due from Target to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

                           (v) TITLE TO ASSETS. Target has good and marketable
title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Security Interests (other than the Security Interests disclosed on the face of the Most Recent Balance Sheet and Permitted Liens), except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet, none of which disposals are expected to have a Material Adverse Effect. The consummation of the transactions contemplated by this Agreement will not affect Target's good and marketable title to, or valid leasehold interest in, the properties and assets described in the preceding sentence.

                           (vi) SUBSIDIARIES. Except as set forth in Section of
the Disclosure Schedule, Target does not currently have, and has not had within the past five years, any Subsidiaries and does not own any securities of any other Person.

                           (vii) FINANCIAL STATEMENTS. Attached hereto as
Exhibit A are the following financial statements (collectively the "Financial Statements"): (i) reviewed consolidated balance sheets and statements of income, including the independent accountant's report thereon as of and for the fiscal year ended December 31, 1997 (the "Most Recent Fiscal Year End") for Target; (ii) Reviewed consolidated balance sheets and statements of income, including the independent accountant's report thereon as of and for the fiscal years ended December 31, 1995 and December 31, 1996 and (iii) unaudited consolidated balance sheets and statements of income, as of and for the period from January 1, 1998, through July 31, 1998 (the "Most Recent Fiscal Period End") for Target (the "Most Recent Financial Statements"). The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of Target as of such dates and the results of operations of Target for such periods, are correct and complete, and are consistent with the books and records of Target (which books and records are correct and complete).

                           (viii) EVENTS SUBSEQUENT TO MOST RECENT FISCAL YEAR
END. Since the Most Recent Fiscal Year End, there has not been any occurrence, event, incident, action, failure to act, or transaction that constitutes the Basis of a Material Adverse Effect on Target or any that is outside of the Ordinary Course of Business. Without limiting the generality of the foregoing, since that date:

                                    (A) Target has not sold, leased,
transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

                                    (B) Target has not entered into any
agreements, contracts, leases, or licenses either involving more than $10,000 in the aggregate, having a term greater than 12 months or outside the Ordinary Course of Business;

                                    (C) no party (including Target) has
accelerated, terminated, modified, or cancelled any agreements, contracts, leases, or licenses involving more than $10,000 in the aggregate to which Target is a party or by which it is bound;

                                    (D) Target has not imposed or allowed to be
imposed any Security Interest (other than Permitted Liens) upon any of its assets, tangible or intangible;

                                    (E) Target has not made any capital
expenditures involving more than $10,000 in the aggregate or outside the Ordinary Course of Business;

                                    (F) Target has not made any capital
investment in, any loan to, or any acquisition of the securities or assets of, any other Person;

                                    (G) Target has not issued any note, bond,
or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation involving more than $10,000 in the aggregate;

                                    (H) Target has not delayed or postponed the
payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

                                    (I) Target has not cancelled, compromised,
waived, or released any right or claim either involving more than $10,000 in the aggregate and outside the Ordinary Course of Business;

                                    (J) Target has not granted any license or
sublicense of any rights under or with respect to any Intellectual Property;

                                    (K) there has been no change made or
authorized in the charter or bylaws of Target;

                                    (L) Except in connection with the Robertson
Transfer, Target has not issued, sold, or otherwise disposed of any of its capital stock or securities convertible into or exchangeable for such stock, or granted any options, warrants, or other rights to purchase or obtain any of such capital stock or securities;

                                    (M) Except in connection with the
distribution of the Summit Avenue Property to Galtelli, Target has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock or other securities;

                                    (N) Target has not experienced any damage,
destruction, or loss (whether or not covered by insurance) to its property involving more than $10,000 in the aggregate;

                                    (O) Target has not made any loan to, or
entered into any other transaction with, any of its directors, officers, and employees or their "Associates" (as defined in Rule 12b-2 under the Exchange
Act);

                                    (P) Target has not entered into any
employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

                                    (Q) Target has not granted any increase in
any compensation of any of its directors, officers, or other employees;

                                    (R) Target has not adopted, amended,
modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, or employees (or taken any such action with respect to any other Employee Benefit Plan);

                                    (S) Target has not made any other change in
employment terms for any of its directors, officers, or employees outside the Ordinary Course of Business;

                                    (T) Target has not made or pledged to make
any charitable or other capital contribution outside the Ordinary Course of Business;

                                    (U) Target has not increased, or
experienced any change in assumptions underlying or method of calculating, any bad debt, contingency, tax or other reserves or changed its accounting practices, methods or assumptions (including changes in estimates or valuation methods); or written down the value of any assets;

                                    (V) Target has not granted any bonuses or
made any other payments of any kind (other than base compensation in the Ordinary Course of Business) to any officer, director or employee of Target, or to any Person related to any of the foregoing Persons; and

                                    (W) Target has not committed to any of the
foregoing.

                           (ix) UNDISCLOSED LIABILITIES. Target does not have
any Liability, except for (i) Liabilities of a type that should be reflected set forth on the face of the Most Recent Balance Sheet according to GAAP, other than those Liabilities (i) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (ii) that have arisen after the Most Recent Fiscal Year End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law and none of which could reasonably be expected to have a Material Adverse Effect).

                           (x) LEGAL COMPLIANCE. Target and its corporate
predecessors, if any, and Affiliates have complied, with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), except where the failure to so comply did not and will not have a Material Adverse Effect on the Target, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

                           (xi) TAX MATTERS.

                                    (A) Target has filed all Tax Returns that
it was required to file prior to the date hereof and will have filed all Tax Returns that it will have been required to file prior to the Closing Date. All such Tax Returns were correct and complete in all material respects. All Taxes owed by Target (whether or not shown on any Tax Return) have been paid or are fully and adequately accrued and adequately disclosed on the Most Recent Balance Sheet. Target is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where Target does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of Target that arose in connection with any failure (or alleged failure) to pay when due any Tax.

                                    (B) Target has withheld and paid when due
all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

                                    (C) Neither Shareholders nor Target has
Knowledge that any authority plans to assess any additional Taxes for any period for which Tax Returns have been filed. There is no action, suit or proceeding, investigation, dispute or claim now pending or, or the Knowledge of the Shareholders and Target, threatened concerning any Tax Liability of Target or proposed adjustment to the taxable income of Target either (A) claimed or raised by any authority in writing or (B) as to which any of the Shareholders and Target has Knowledge based upon personal contact with any agent of such authority. Section 4(a)(xi) of the Disclosure Schedule contains a list of all Tax Returns filed with respect to Target for the last three completed tax years, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Shareholders have made available to North American correct and complete copies of all Tax Returns of Target, examination reports, and statements of deficiencies assessed against or agreed to by Target since January 1, 1994.

                                    (D) Target has not waived any statute of
limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                                    (E) Target has not filed a consent under
Code Section 341(f) concerning collapsible corporations. Target has not made any payments, is not obligated to make any payments, or is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Section 280G or that would give rise to any obligation to indemnify any Person for any excise tax payable pursuant to Code Section 4999. The Target has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Target has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. Neither Target nor any of its corporate predecessors, if any, or affiliate thereof is a party to any Tax allocation, sharing, indemnification or similar agreement. Target (A) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was Target) and (B) does not have any Liability for the Taxes of any Person (other than any of Target and its Subsidiaries) under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise. No indebtedness of Target consists of "corporate acquisition indebtedness" within the meaning of Code Section 279.

                                    (F) Section 4(a)(xi) of the Disclosure
Schedule sets forth as of the most recent practicable date the basis for Federal income tax purposes of Target in its assets.

                                    (G) The unpaid Taxes of Target (1) did not,
as of the Most Recent Fiscal Period End, exceed the reserve for Tax Liability set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (2) do not, and will not as of the Closing Date, exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Target in filing its Tax Returns.

                           (xii) REAL PROPERTY. Except for the Summit Avenue
Property that the parties agree will be distributed to Galtelli prior to the Closing, Target does not own any real property. Section 4(a)(xii) of the Disclosure Schedule lists and describes briefly all real property leased or subleased to Target (the "Leased Real Property"). The Shareholders have delivered to North American correct and complete copies of the leases and subleases listed in Section 4(a)(xii) of the Disclosure Schedule (as amended to date). With respect to each lease and sublease listed in Section 4(a)(xii) of the Disclosure Schedule:

                                    (A) the lease or sublease is legal, valid,
binding, enforceable in all material respects, and in full force and effect;

                                    (B) the lease or sublease will continue to
be legal, valid, binding, enforceable in all material respects, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

                                    (C) Target is not, and to the Knowledge of
the Shareholders or Target no other party to the lease or sublease is, in material breach or default, and, to the Knowledge of the Shareholders and Target, no event has occurred which, with notice or lapse of time, would constitute a material breach or default or permit termination, modification, or acceleration thereunder;

                                    (D) no party to the lease or sublease has
repudiated any provision thereof;

                                    (E) there are no disputes, oral agreements,
or forbearance programs in effect as to the lease or sublease;

                                    (F) Target has not received a notice from
the lessor indicating that the lease will not be renewed at the end of its current term for any additional terms provided for in the lease;

                                    (G) the term of the lease will continue for
a minimum of six months past the Closing Date;

                                    (H) with respect to each sublease as to
which Target is a sublessor, the representations and warranties set forth in subsections (A) through (G) above are true and correct with respect to the underlying lease;

                                    (I) Target has not assigned, transferred,
conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

                                    (J) all facilities leased or subleased
thereunder have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in all material respects in accordance with applicable laws, rules, and regulations;

                                    (K) all facilities leased or subleased
thereunder are supplied with utilities and other services necessary for the operation of said facilities; and

                                    (L) the Shareholders and Target have no
Knowledge of any pending or threatened foreclosure or other enforcement proceedings relating to the real property underlying the leases or subleases set forth in Section 4(a)(xii) of the Disclosure Schedule that could result in Target's loss of possession of such real property.

                           (xiii) INTELLECTUAL PROPERTY.

                                    (A) Section 4(a)(xiii)(A) of the Disclosure
Schedule lists the Intellectual Property owned by Target. Target owns or has the right to use pursuant to license, sublicense, agreement, or permission in writing all Intellectual Property necessary for the operation of the businesses of Target as presently conducted. Each item of Intellectual Property owned or used by Target immediately prior to the Closing hereunder will be owned or available for use by Target on identical terms and conditions immediately subsequent to the Closing hereunder. Target has taken all necessary action to maintain and protect each item of Intellectual Property that it owns or uses.

                                    (B) Target has not interfered with,
infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and none of the Shareholders and the directors and officers (and employees with responsibility for Intellectual Property matters) of Target has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Target must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of Shareholders and Target, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of Target.

                                    (C) Target has no patents and has never
submitted a patent application or otherwise attempted to patent or to register any of its Intellectual Property. Target has never licensed or otherwise granted to any third party, in writing or otherwise, any rights with respect to any of its Intellectual Property.

                                    (D) With respect to each item of
Intellectual Property required to be identified in Section 4(a)(xiii)(A) of the Disclosure Schedule:

                                            (1) Target possesses all right,
title, and interest in and to the item, free and clear of any Security Interest (other than Permitted Liens), license, or other restriction;

                                            (2) the item is not subject to any
outstanding injunction, judgment, order, decree, ruling, or charge;

                                            (3) no action, suit, proceeding,
hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of Target or the Shareholders, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

                                            (4) Target has never agreed to
indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

                                    (E) Section 4(a)(xiii)(E) of the Disclosure
Schedule identifies each item of Intellectual Property that any third party owns and that Target uses pursuant to license, sublicense, agreement, or permission. The Shareholders have delivered to North American correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in Section 4(a)(xiii)(E) of the Disclosure Schedule:

                                            (1) the license, sublicense,
agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

                                            (2) the license, sublicense,
agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

                                            (3) no party to the license,
sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                                            (4) no party to the license,
sublicense, agreement, or permission has repudiated any provision thereof;

                                            (5) with respect to each
sublicense, the representations and warranties set forth in subsections (A) through (D) above are true and correct with respect to the underlying license;

                                            (6) the underlying item of
Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                                            (7) no action, suit, proceeding,
hearing, investigation, charge, complaint, claim, or demand is pending or is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

                                            (8) Target has never granted any
sublicense or similar right with respect to the license, sublicense, agreement, or permission.

                                    (F) To the Knowledge of Shareholders and
Target, Target will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its businesses as presently conducted.

                                    (G) None of the Shareholders and Target has
any Knowledge of any new products, inventions, procedures, or methods of manufacturing or processing that any competitors or other third parties have developed which reasonably could be expected to supersede or make obsolete any product or process of any of Target.

                           (xiv) TANGIBLE ASSETS. Target owns or leases all
buildings, machinery, equipment, and other tangible assets necessary for the conduct of its business as presently conducted. Each such tangible asset is in substantially the same operating condition and repair (subject to normal wear and tear) as it was on July 10, 1998, the date of the completion of its appraisal by North American, and is suitable for the purposes for which it presently is used. Section 4(a)(xiv) of the Disclosure Schedule lists all tangible assets owned by Target with an individual depreciated value in excess of $2,500.00.

                           (xv) INVENTORY. Target has no inventory.

                           (xvi) CONTRACTS. Section 4(a)(xvi) of the Disclosure
Schedule lists each contract and other agreement involving more than $25,000.00 to which Target is a party. The Shareholders have delivered to North American a correct and complete copy of each written agreement listed in Section 4(a)(xvi) of the Disclosure Schedule (as amended to date). With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable in all material respects, and in full force and effect; (B) the agreement will continue to be legal, valid, binding, enforceable in all material respects, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) no party is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) Target has not, and to the Knowledge of the Shareholders and Target no other party has, repudiated any provision of the agreement. Section 4(a)(xvi) of the Disclosure Schedule lists each currently outstanding bid or proposal for business submitted by Target in excess of $1,000,000.

                           (xvii) NOTES, ACCOUNTS RECEIVABLE AND WORK IN
PROGRESS. All notes, accounts receivable and amounts shown on the Financial Statements as work in progress of Target are reflected properly on the Most Recent Balance Sheet in accordance with GAAP. The accounts receivable are valid receivables subject to no setoffs or counterclaims, are current and collectible, and, assuming collection efforts no less diligent that the past custom and practice of Target, will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Target. The work in progress shown on the Most Recent Balance Sheet is not subject to any setoffs or counterclaims, will be billed to customers in a timely manner following the Closing and, assuming collection efforts no less diligent that the past custom and practice of Target, will be collected at their recorded amounts as set forth on the face of the Most Recent Balance Sheet.

                           (xviii) POWERS OF ATTORNEY. There are no outstanding
powers of attorney executed on behalf of Target.

                           (xix) INSURANCE. Section 4(a)(xix) of the Disclosure
Schedule includes a true, correct and complete list of all policies of insurance (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which Target is a party, a named insured, or otherwise the beneficiary of coverage. Genuine and complete copies of each of the insurance policies listed in Section 4(a)(xix) of the Disclosure Schedule have been provided to North American. With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable in all material respects, and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable in all material respects, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) neither Target nor any other party to the policy is in material breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination, modification, or acceleration, under the policy; (D) neither Target, any ERISA Affiliate nor North American shall be subject to a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability and (E) to Shareholders' or Target's Knowledge, no party to the policy has repudiated any provision thereof. Target has been fully covered at all times during the past 5 years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period. Section 4(a)(xix) of the Disclosure Schedule describes any self-insurance arrangements affecting Target.

                           (xx) LITIGATION. Section 4(a)(xx) of the Disclosure
Schedule sets forth each instance in which Target (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party, or to the Knowledge of Shareholders or Target, is threatened to be made a party to any claim, action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. Except as set forth in Section 4(a)(xx) of the Disclosure Schedule, there is no other pending, or to the Knowledge of Shareholders or Target, threatened claim, arbitration proceeding, action, suit, investigation or other proceeding against or involving Target or any property or rights of Target or any officer or director or Target. None of the actions, suits, proceedings, hearings, and investigations set forth in Section 4(a)(xx) of the Disclosure Schedule could result in any material adverse change in the business, financial condition, operations, results of operations, or future prospects of Target. Neither the Shareholders nor the directors and officers (and employees with responsibility for litigation matters) of Target has any reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against Target.

                           (xxi) COMMITMENTS AND WARRANTIES. All services
provided by the Target during the past twelve-month period have been performed in conformity with all applicable contractual commitments (written or oral) and all express and implied warranties (written or oral), except for cases where the failure to do so would not have a Material Adverse Effect on Target. Target has no Liability and, to the Knowledge of the Shareholders and Target, there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) in connection with any such services performed as of the Closing Date which could have a Material Adverse Effect. Target has not entered into any written or oral agreements with any of its customers that include guaranties, warranties, or indemnity provisions other than those included in the agreements included as part of Section 4(a)(xx) of the Disclosure Schedule.

                           (xxii) EMPLOYEES. To the Knowledge of the
Shareholders or Target, no executive, key employee, or group of employees has any plans to terminate employment with Target. Target is not currently, nor at any prior time has been, a party to or bound by any collective bargaining agreement, nor has Target experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. Target has not committed any unfair labor practice. Neither the Shareholders nor Target have any Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of Target.

                           (xxiii) EMPLOYEE BENEFITS.

                                    (A) Section 4(a)(xxiii) of the Disclosure
Schedule lists each Employee Benefit Plan that Target or any ERISA Affiliate maintains, contributes to, or is required to contribute to or under which Target or any ERISA Affiliate has any liability. (The Parties agree that the Robertson Transfer and the rights of Fred Robertson in connection therewith will not be deemed to be an Employee Benefit Plan for purposes of this Agreement.)

                                            (1) Each such Employee Benefit Plan
(and each related trust, insurance contract, or fund) complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other applicable laws.

                                            (2) All required reports and
disclosures, if any, (including Form 5500 Annual Reports, Summary Annual Reports, PBGC-1's, and Summary Plan Descriptions) have been filed or distributed appropriately with respect to each such Employee Benefit Plan. The requirements of Part 6 of Subtitle B of Title I of ERISA and of Code Section 4980B have been met with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan and to which such requirements apply.

                                            (3) All contributions (including
all employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of Target and in accordance with GAAP. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

                                            (4) Each such Employee Benefit Plan
which is an Employee Pension Benefit Plan created to be a "qualified plan" pursuant to Code Section 401(a) now meets and at all times since inception has met the requirements of a "qualified plan" under Code Section 401(a) and has received a favorable determination letter from the Internal Revenue Service.

                                            (5) As of the Closing Date, the
market value of assets under each such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan) will equal or exceed the present value of all vested and nonvested Liabilities thereunder determined in accordance with PBGC methods, factors, and assumptions applicable to an Employee Pension Benefit Plan terminating on such date.

                                            (6) The Shareholders have delivered
to North American correct and complete copies of the plan documents and summary plan descriptions including all amendments thereto, the most recent determination letter received from the Internal Revenue Service, the three most recent Form 5500 Annual Reports (including all schedules thereto), if any, the three most recent annual premium payment forms filed with the PBGC, and all related trust agreements, insurance contracts, and other funding agreements which implement each such Employee Benefit Plan.


                                    (B) With respect to each Employee Benefit
Plan that Target or any ERISA Affiliate maintains, contributes to, or is required to contribute to or under which Target or any ERISA Affiliate has any liability:

                                            (1) No such Employee Benefit Plan
which is an Employee Pension Benefit Plan (other than any Multiemployer Plan) has been completely or partially terminated or been the subject of a Reportable Event as to which notices would be required to be filed with the PBGC. No proceeding by the PBGC to terminate any such Employee Pension Benefit Plan (other than any Multiemployer Plan) has been instituted or threatened.

                                            (2) There have been no Prohibited
Transactions with respect to any such Employee Benefit Plan. No Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of the Shareholders and Target, threatened. Neither the Shareholders nor Target has any Knowledge of any Basis for any such action, suit, proceeding, hearing, or investigation.

                                            (3) Neither Target nor any ERISA
Affiliate has incurred, and none of the Shareholders and the directors and officers (and employees with responsibility for employee benefits matters) of Target has any reason to expect that Target or any ERISA Affiliate will incur, any Liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal Liability) or under the Code with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan.

                                    (C) Neither Target nor any ERISA Affiliate
contributes to, ever has contributed to, or ever has been required to contribute to any Multiemployer Plan or has any Liability (including withdrawal Liability) under any Multiemployer Plan.

                                    (D) Neither Target nor any ERISA Affiliate
maintains or contributes to, or has ever been required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current, retired or terminated employees or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code Section 4980B).

                           (xxiv) GUARANTIES. Target is not a guarantor or, to
the Knowledge of the Shareholders and Target, otherwise is liable for any Liability or obligation (including indebtedness) of any other Person.

                           (xxv) ENVIRONMENTAL, HEALTH, AND SAFETY MATTERS.

                                    (A) Target and its corporate predecessors,
if any, and Affiliates have complied and are in compliance, in all material respects, with all Environmental, Health, and Safety Requirements.

                                    (B) Without limiting the generality of the
foregoing, Target and its Affiliates have obtained and complied with, and are in compliance with, all permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of its business, except where the failure to so obtain or comply could have a Material Adverse Effect on Target; a list of all such permits, licenses and other authorizations is set forth on Section 4(a)(xxv) of the Disclosure Schedule.

                                    (C) Neither Target nor its corporate
predecessors, if any, or Affiliates has received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to any of them or its facilities arising under Environmental, Health, and Safety Requirements.

                                    (D) None of the following exists at any
property or facility owned or, to the Knowledge of the Shareholders and Target, operated by Target: (1) underground storage tanks, (2) asbestos-containing material in any form or condition, (3) materials or equipment containing polychlorinated biphenyls, or (4) landfills, surface impoundments, or disposal areas.

                                    (E) None of Target or its corporate
predecessors, if any, or Affiliates has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to liabilities, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Solid Waste Disposal Act, as amended ("SWDA") or any other Environmental, Health, and Safety Requirements.

                                    (F) Neither this Agreement nor the
consummation of the transactions that are the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called "transaction-triggered" or "responsible property transfer" Environmental, Health, and Safety Requirements.

                                    (G) Neither Target nor its corporate
predecessors, if any, or Affiliates has, either expressly or by operation of law, assumed or undertaken any liability, including without limitation any obligation for corrective or remedial action, of any other Person relating to Environmental, Health, and Safety Requirements.

                                    (H) To the Knowledge of the Shareholders
and Target, no facts, events or conditions relating to the past or present facilities, properties or operations of Target or any of its corporate predecessors, if any, or Affiliates will prevent, hinder or limit continued compliance with Environmental, Health, and Safety Requirements, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental, Health, and Safety Requirements (whether on-site or off-site), or give rise to any other liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental, Health, and Safety Requirements, including without limitation any relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.

                           (xxvi) CERTAIN BUSINESS RELATIONSHIPS WITH TARGET.
Neither the Shareholders, their respective Affiliates, any director or employee of Target, or any relatives of the Shareholders, or any person living in the same residence as such persons, has been involved in any business arrangement or relationship with Target (other than an employment relationship) within the past 12 months, and, other than with respect to the Summit Avenue Property, neither the Shareholders nor their respective Affiliates nor any of such other persons owns leases, licenses, or otherwise has any interest in any asset, tangible or intangible, which is used in the business of Target or any contract, lease or commitment to which Target is a party. Target is not indebted to any officer, director or employee of Target for any liability or obligation. No officer, director or employee of Target is indebted to Target for any liability or obligation.

                           (xxvii) CUSTOMERS AND SUPPLIERS. No purchase order
or commitment of Target is in excess of normal requirements, nor are prices provided therein, to the Knowledge of the Shareholders, in excess of current market prices for the products or services to be provided thereunder. No material supplier of Target has advised Target in writing within the past 12 months that it will stop, or decrease the rate of, supplying materials, products or services to Target and no material customer of Target has advised Target in writing within the past 12 months that it will stop, or decrease the rate of buying materials, products or services from Target. Section 4(a)(xxvii) of the Disclosure Schedule sets forth a list of (a) each customer that accounted for more that 5% of the consolidated revenues of Target during the last full fiscal year or the interim period through the date of the Most Recent Financial Statements and the amount of revenues accounted for by such customer during each such period and (b) each supplier that is the sole supplier of any significant product or component to Target. To the Knowledge of the Shareholders, the consummation of the transactions contemplated hereby will not have a Material Adverse Effect on Target's relationship with any customer or supplier listed in Section 4(a)(xxvii) of the Disclosure Schedule.

                           (xxviii) DISCLOSURE. Neither this Agreement nor any
of the exhibits, attachments, written statements, documents, certificates or other items prepared for or supplied to North American by or on behalf of Target or the Shareholders with respect to the transactions contemplated hereby contains any untrue statement of a material fact or omits to state any material fact necessary in order to make each statement contained herein or therein not misleading. There is no fact which Target or the Shareholders have not disclosed to North American herein and of which the Shareholders, Target, or any of Target's officers or directors is aware and which could be anticipated to have a Material Adverse Effect on the Target after Closing.

                  (b) REPRESENTATIONS AND WARRANTIES OF NORTH AMERICAN. North American represents and warrants to the Shareholders that the statements contained in this Section 4(b) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4(b)), except as set forth in the disclosure schedule delivered by North American to the Shareholders on the date hereof and initialed by the Parties (the "North American Disclosure Schedule"). The North American Disclosure Schedule shall be effective to modify only those representations and warranties to which the North American Disclosure Schedule makes explicit reference. The North American Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in Section 3 and this Section 4.

                           (i) ORGANIZATION OF NORTH AMERICAN. North American
is a corporation validly existing under laws of the State of Florida, and its status is active. Each Affiliate and Subsidiary of North American is validly existing and in good standing under the laws of the state in which it was incorporated or organized. North American, and each of its Affiliates and Subsidiaries, is duly authorized to conduct business under the laws of each jurisdiction where such qualification is required, except where failure to do so is authorized or will not result in any Material Adverse Effect. North American and each of its Affiliates and Subsidiaries has full corporate power and authority and all licenses, permits and authorizations necessary to carry on the business in which it is engaged and in which it presently proposes to engage, and to own and use the properties owned and used by it, except where a failure to obtain any such licenses, permits and authorizations will not have a Material Adverse Effect on North American or any of its Affiliates or Subsidiaries after Closing. Correct and complete copies of the charter and bylaws (or similar governance documents) of North American are included as part of Section 4(b)(i) of the North American Disclosure Schedule. Neither North American, nor any of its Affiliates and Subsidiaries, are in default under or in violation of any provisions of their respective charters or bylaws (or similar governance documents).

                           (ii) CAPITALIZATION OF NORTH AMERICAN. The entire
authorized capital stock of North American consists of 98,000,000 shares of North American Common Stock, including (i) 10,000,000 North American Class A Common Shares, 20,000,000 North American Class B Common Shares, and 68,000,000 Shares of undesignated North American Common Stock and (ii) 2,000,000 shares of North American Preferred Stock, including 100,000 designated as North American Series A Preferred Shares. The issued and outstanding capital stock of North American, consists of 2,412,350 North American Class A Common Shares, 7,502,850 North American Class B Shares and 100,000 North American Series A Preferred Shares, held of record as set forth in Section 4(b)(ii) of the North American Disclosure Schedule. All of the issued and outstanding North American Class A Common Shares, North American Class B Common Shares, and North American Series A Preferred Shares have been duly authorized, validly issued and fully paid, and are nonassessable. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, preemptive rights, exchange rights, or other contracts or commitments that could require North American to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding obligations of North American to repurchase, redeem or otherwise acquire any capital stock or any securities convertible into or exchangeable for such capital stock or any options, warrants or rights to purchase such capital stock or securities. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to North American. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of the capital stock of North American.

                           (iii) TITLE TO ASSETS. North American, its
Affiliates and Subsidiaries have good and marketable title to, or a valid leasehold interest in, the properties and assets used by them, located on their premises, or shown on the Most Recent North American Balance Sheet or acquired after the date thereof, free and clear of all Security Interests (other than the Security Interests disclosed on the face of the Most Recent North American Balance Sheet and other Permitted Liens), except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent North American Balance Sheet, none of which disposals are expected to have a Material Adverse Effect on North American or any of its Affiliates or Subsidiaries. Except for the effect of a failure to obtain any of the North American Required Consents, the consummation of the transactions contemplated by this Agreement will not affect North American's, its Affiliates' or its Subsidiaries's good and marketable title to, or valid leasehold interest in, the properties and assets described in the preceding sentence.

                           (iv) SUBSIDIARIES AND AFFILIATES. Section 4(b)(iv)
of the North American Disclosure Schedule sets forth a complete and correct list of all Subsidiaries of North American. Except as set forth in Section 4(b)(iv) of the North American Disclosure Schedule, North American does not currently have, and has not had within the past five years, any Affiliates or Subsidiaries, and does not own any securities of any other Person. The issued and outstanding capital stock of each Subsidiary has been duly authorized, validly issued and fully paid, and is nonassessable. There are not outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, preemptive rights, exchange rights, or other contracts or commitments that could require any such Subsidiary to issue, sell or otherwise cause to become outstanding any of its capital stock. There are no outstanding obligations of any such Subsidiary to purchase, redeem or otherwise acquire any capital stock or any securities convertible into or exchangeable for such capital stock, or any options, warrants or rights to purchase such capital stock or securities. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to any Subsidiary. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of the capital stock of any such Subsidiary.

                           (v) FINANCIAL STATEMENTS. Attached hereto as Exhibit
B are the following financial statements (collectively the "North American Financial Statements") for North American: (i) unaudited balance sheets (the "Most Recent North American Balance Sheet") and statements of income, as of and for the six months ended June 30, 1998 for North American (the "Most Recent North American Fiscal Period End"). The North American Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of North American, its Affiliates and Subsidiaries as of such dates and the results of operations of North American, its Affiliates and Subsidiaries for such periods, are correct and complete, and are consistent with the books and records of North American, its Affiliates and Subsidiaries (which books and records are correct and complete).

                           (vi) EVENTS SUBSEQUENT TO MOST RECENT NORTH AMERICAN
FISCAL YEAR END. Since the Most Recent North American Fiscal Year End and there has not occurred any Material Adverse Effect on North American or any of its Affiliates or Subsidiaries, and North American, its Affiliates and Subsidiaries have not engaged in any transactions outside of the Ordinary Course of Business.

                           (vii) DISCLOSURE. Neither this Agreement nor any of
the exhibits, attachments, written statements, documents, certificates or other items prepared for or supplied to the Shareholders by North American with respect to the transactions contemplated hereby contains any untrue statement of a material fact or omits to state any material fact necessary in order to make each statement contained herein or therein not misleading. There is no fact which North American has not disclosed to the Shareholders herein and of which North American or any of the its officers or directors is aware and which could be anticipated to have a Material Adverse Effect on North American after the Closing.

         5. POST-CLOSING COVENANTS. The Parties agree as follows with respect to the period following the Closing.

                  (a) GENERAL. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 6 below). The Shareholders acknowledge and agree that from and after the Closing North American will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to Target, provided, however, that each Shareholder shall be entitled to retain copies of such materials as are reasonably necessary to fulfill his obligations under this Agreement.

                  (b) LITIGATION SUPPORT. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving Target, each of the other Parties will cooperate with him or it and his or its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 6 below).

                  (c) TRANSITION. The Shareholders will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of Target from maintaining the same business relationships with Target after the Closing as it maintained with Target prior to the Closing. The Shareholders will refer all customer inquiries relating to the businesses of Target to North American from and after the Closing.

                  (d) INDEPENDENT ACCOUNTANTS. After the Closing, Shareholders shall (i) use reasonable efforts to cause Target's past and present independent accountants to make available to North American and its representatives all financial information, including the right to examine all working papers pertaining to audits or reviews previously or hereafter made by such accountants, and (ii) provide such cooperation as North American and its representatives may reasonably request in connection with any audit or review of Target that North American may direct its representatives to make. Without limiting the generality of the foregoing, Shareholders agree that they will cooperate with, and use reasonable efforts to cause Target's past and present independent accountants and other necessary persons to cooperate with North American in the preparation of any documents filed by North American with the U.S. Securities and Exchange Commission in connection with an offering of securities, to the extent information about Target is required therein. All fees and costs associated with the services of Target's past and present independent accountants and other representatives pursuant to this Section 5(d) shall be the responsibility of and paid by North American.

                  (e) TAX MATTERS. The Shareholders covenant and agree not to take any action, or fail to take any action, with respect to Taxes, that would have a Material Adverse Effect on North American on or after the Closing Date, including, without limitation, amending or otherwise supplementing any Tax Return or report of Target with respect to any period prior to the Closing Date without the consent of North American. If any taxing authority conducts any audit or investigation relating to Target prior to the Closing Date, North American may, in its sole election, monitor such audit or investigation and participate in the preparation of any response required in connection therewith.

                  (f) STOCK OPTIONS. North American has adopted a stock incentive plan (the "Stock Incentive Plan") pursuant to which stock options and other forms of stock-based compensation may be awarded to the officers, directors and employees of North American and its subsidiaries. The key employees of Target shall be eligible to receive awards under the Stock Incentive Plan of options to acquire 50,000 shares of North American stock. Within 60 days of the Closing, the officers of Target shall recommend to the Stock Option Committee under the Stock Incentive Plan the terms, conditions and amounts of awards to be granted and the identity of the key employees of Target to receive such awards, however, all such awards, and the terms and conditions thereof, shall be finally determined by the Stock Option Committee.

                  (g) AUDITED FINANCIAL STATEMENTS. The Shareholders shall use reasonable efforts to cause Target's independent accountants to cooperate with North American's auditors in the preparation of audited consolidated balance sheets and statements of income, changes in stockholders' equity, and cash flow including the audit report thereon as of and for the 12-month periods ended December 31, 1996 and December 31, 1997 for the Target. Except as set forth in
Section 6(b)(ii) hereof, all costs associated with the preparation and audit of Target's December 31, 1996 and December 31, 1997 financial statements shall be paid by North American.

                  (h) ACCRUED BONUSES. Within thirty (30) days following the Closing Date, North American shall pay an aggregate of $200,000 in accrued but unpaid bonuses earned through the Closing Date by certain pre-Closing management employees of Target, as recommended by Galtelli, provided that such bonuses are accrued at rates less than or equal to 1.5% of the revenues of Target for the twelve month period ending on the Closing Date. Such bonuses shall be paid at a time mutually agreed to by Galtelli and North American.

                  (i) ST. MARTIN CABLE SYSTEM. Pursuant to the Limited Liability Company Operating Agreement attached hereto as Exhibit F (the "LLC Agreement"), the Shareholders agree to pay to the limited liability company ("LLC") formed pursuant to the LLC Agreement fifty percent (50%) of all costs, including without limitation, legal and construction costs, incurred by the Target or the LLC following the Closing Date in connection with the completion of the St. Martin cable system (the "St. Martin System"). The profits and losses of the LLC shall be allocated as provided in the LLC Agreement.

                  (j) PERSONAL GUARANTEES. North American agrees to use its best efforts to cause the Shareholders to be released from any personal guarantees on the obligations of the Target listed on Schedule 5(j) hereto. North American agrees to indemnify and hold the Shareholders harmless from and against any payments that the Shareholders may be obligated to make by virtue of such personal guarantees (notwithstanding the $50,000 threshold set forth in Section 6(c) hereof), unless such payment results from the wilful misconduct of either of the Shareholders or to the extent that the claim asserted against the Shareholder arose prior to the Closing Date.

                  (k) TAX LOANS TO THE SHAREHOLDERS.

                           (i) North American agrees to provide, directly or
through an affiliate, the Shareholders with loans (the "Tax Loans") in the following respective amounts: Galtelli--$184,374; and Robertson--$27,794. Such Tax Loans shall be made on or before the due dates for such the additional state and federal income taxes which each Shareholder shall be required to pay for calendar 1998 as a result of the receipt of North American Class B Common Shares pursuant to this Agreement (the "Additional Taxes"). Such Tax Loans shall be made on or before the due dates for such Additional Taxes, based on the Shareholders' delivery to North American of statements from their accountants or tax preparers determining such due dates.

                           (ii) At the time of the delivery of the Tax Loan
proceeds, each Shareholder shall execute a promissory note in favor of North American or its affiliate, in the principal amount of the Tax Loan, which note shall bear interest at the lowest applicable federal rate and shall be secured by the pledge and delivery of thirty percent (30%) of the Shareholder's North American Class B Common Shares (the "Pledged Shares"). The note shall be repaid to North American or its affiliate upon the earlier to occur of: (A) the termination of the Shareholder's employment by the Target for any reason other than termination without cause; or (B) three years from the date hereof. In the event that a sale of the Pledge Shares results in proceeds to the Shareholder less than or equal to the outstanding balance of the Tax Loan, all such proceeds shall be paid to North American or its affiliate. Any excess proceeds of any such sale shall be retained by the Shareholder. Upon any sale by the Shareholder of shares of North American Class B Common Shares other than the Pledged Shares, the proceeds of such sale up to the amount of the Tax Loan shall be paid to North American or its affiliate.

         6. REMEDIES FOR BREACHES OF THIS AGREEMENT.

                  (a) SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All of the representations, warranties, covenants and agreements of the Parties contained in this Agreement or in any certificate, document, instrument or agreement delivered pursuant to this Agreement shall survive the Closing hereunder (notwithstanding any due diligence investigations that may have been undertaken by the damaged Party) and continue in full force and effect through the period of two years following the Closing, subject, however, to the following:

                           (i) the representations and warranties with respect
to Tax Matters (Section 4(a)(xi)) shall continue in effect after the Closing until expiration of the applicable statute of limitations relating to the Taxes and Tax Returns and until final resolution of any indemnification claims by North American or the Shareholders in respect of such Taxes and Tax Returns;

                           (ii) the representations and warranties with respect
to Employee Benefits (Section 4(a)(xxiii)), Environmental, Health and Safety matters (Section 4(a)(xxv)), and Title to Assets (Sections 4(a)(v)) and 4(b)(iii)) shall continue in effect after the Closing until the expiration of five years after the Closing and until final resolution of any indemnification claim by North American of the Shareholders in respect of such representations and warranties; and

                           (iii) the representations and warranties contained
in Section 3(a) and 3(b) and in Sections 4(a)(i) through 4(a)(iv) and 4(b)(i) through 4(b)(ii) shall continue after the Closing without limitation pursuant to this Agreement as to time.

                  (b) INDEMNIFICATION PROVISIONS FOR BENEFIT OF NORTH AMERICAN.

                           (i) In the event the Shareholders breach any of
their representations, warranties (or any of such representations or warranties is untrue or inaccurate), covenants and agreements contained herein or in any certificate, document, instrument or agreement delivered pursuant to this Agreement, and, provided that the Indemnified Buyers (as hereafter defined) make a written claim for indemnification against the Shareholders pursuant to
Section 9(g) below within the applicable claim period provided in 6(a) above, then the Shareholders agree to indemnify North American and each of its officers, directors, employees, representatives and shareholders (the "Indemnified Buyers") from and against the entirety of any Adverse Consequences the Indemnified Buyers may suffer through and after the date of the claim for indemnification (including, if proper and timely notice is given, any Adverse Consequences the Indemnified Buyers may suffer after the end of any applicable claim period) resulting from, arising out of, relating to, in the nature of, or caused by the breach; provided, however, that the Shareholders shall not have any obligation to indemnify the Indemnified Buyers from and against any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by the breach: (A) until the aggregate amount for such indemnification owed to North American exceeds $50,000 (at which point the Shareholders will be obligated to indemnify North American from and against all such Adverse Consequences exceeding $50,000); (B) in excess of $6,400,000 in the aggregate or (C) if the Adverse Consequence in question is provided for as a reserve in the Most Recent Financial Statements.

                           (ii) Notwithstanding the dollar limitation set forth
in Section 6(b)(i)(A), the Shareholders agree to indemnify the Indemnified Buyers from and against the entirety of any Adverse Consequences the Indemnified Buyers may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Liability of Target (x) for any Taxes of Target with respect to any Tax year or portion thereof ending on or before the Closing Date or for any Tax year beginning before and ending after the Closing Date to the extent allocable (determined in a manner consistent with Section 6(b)) to the portion of such period beginning before and ending on the Closing Date),
(A) to the extent such Taxes are not reflected in the reserve for Tax Liability shown on the face of the Most Recent Balance Sheet, or (B) to the extent such Taxes (and related legal and accounting fees) are incurred by North American in connection with auditing adjustments made to the Financial Statements by North American's auditors; or (y) for the unpaid Taxes of any Person (other than Target) under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

                           (iii) Notwithstanding the dollar limitation set
forth in Section 6(b)(i)(A), Shareholders agree to indemnify the Indemnified Buyers from and against the entirety of any Adverse Consequences they may suffer resulting from, arising out of, relating to, in the nature of, or caused by the activities of any entity which at any time has been owned, in whole or in part, by Target.

                           (iv) Notwithstanding the dollar limitation set forth
in Section 6(b)(i)(A), Shareholders agree to indemnify the Indemnified Buyers from and against the entirety of any Adverse Consequences they may suffer resulting from, or arising out of, relating to, or in the nature of or caused by any claim by a stockholder or former stockholder of Target or any other Person seeking to assert: (i) ownership or rights to ownership of any shares of capital stock of Target or any Subsidiary, (ii) any rights of a stockholder (other than the right to receive the Consideration) including any option, preemptive rights or rights to receive notice or to vote, (iii) any rights under Target's charter, bylaws or other constituent documents, or (iv) any claim that his shares of capital stock were to be repurchased by Target.

                           (v) Notwithstanding the dollar limitation set forth
in Section 6(b)(i)(A) and without limiting any other indemnification provided in this Section 6, Shareholders agree to indemnify the Indemnified Buyers from and against the entirety of any Adverse Consequences they may suffer as a result of a taxing authority taking the position that any former or current subcontractor of Target should have been, at any time prior to the Closing Date, treated as an employee of Target.

                           (vi) Notwithstanding the dollar limitation set forth
in Section 6(b)(i)(A) and without limiting any other indemnification provided in this Section 6 Shareholders agree to indemnify the Indemnified Buyers from and against the entirety of any Adverse Consequences they may suffer as a result of a breach of the representation and warranty contained in Section 4(a)(i) regarding Target's authorization to conduct business and to be in good standing under the laws of any jurisdiction.

                           (vii) Notwithstanding the dollar limitation set
forth in Section 6(b)(i)(A) and without limiting any other indemnification provided in this Section 6, Shareholders agree to indemnify the Indemnified Buyers from and against the entirety of any Adverse Consequences they may suffer as a result of a breach of the representations and warranties contained in Section 4(a)(xxi).

                           (viii) Subject to the dollar limitation set forth in
Section 6(b)(i)(A) and without limiting any other indemnification provided in this Section 6, Shareholders agree to indemnify the Indemnified Buyers from and against the entirety of any Adverse Consequences they may suffer as a result of any failure of the Target to comply with any of the requirements of ERISA or COBRA prior to the Closing Date.

                           (ix) Notwithstanding the dollar limitation set forth
in Section 6(b)(i)(A) and without limiting any other indemnification provided in this Section 6, Shareholders agree to indemnify the Indemnified Buyers from and against the entirety of any Adverse Consequences they may suffer as a result of any claim, arbitration proceeding, action, suit, investigation or other proceeding against or involving Target in connection with or related to the St. Martin System not otherwise reserved on the Closing Balance Sheet or covered by the provisions of the LLC Agreement. The inclusion of information relating to the St. Martin System on the Disclosure Schedule shall not limit in any manner the indemnification obligations of Shareholders pursuant to this
Section 6(b)(ix).

                           (x) All of the indemnification obligations of
Shareholders under this Section 6 shall be joint and several.

                  (c) INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE
SHAREHOLDERS.

                           In the event North American breaches any of its
representations, warranties (or any such representations or warranties is untrue or inaccurate), covenants and agreements contained herein or in any certificate, document, instrument or agreement delivered pursuant to this Agreement, and, provided that the Shareholders makes a written claim for indemnification against North American pursuant to Section 9(g) below within the applicable claim period provided in 6(a) above, then North American agrees to indemnify the Shareholders and each of his representatives (the "Indemnified Shareholders") from and against the entirety of any Adverse Consequences the Indemnified Shareholders may suffer through and after the date of the claim for indemnification (including, if proper and timely notice is given, any Adverse Consequences the Indemnified Shareholders may suffer after the end of any applicable claim period) resulting from, arising out of, relating to, in the nature of, or caused by the breach; provided, however, that North American shall not have any obligation to indemnify the Indemnified Shareholders from and against any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by the breach of any representation or warranty contained in Section 4(b) above until the Shareholders have suffered Adverse Consequences by reason of all such breaches exceeds $50,000 (at which point the North American will be obligated to indemnify Indemnified Shareholders from and against all such Adverse Consequences exceeding $50,000).

                  (d) MATTERS INVOLVING THIRD PARTIES.

                           (i) If any third party shall notify any party
entitled to indemnification hereunder (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this
Section 6, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is materially prejudiced.

                           (ii) Any Indemnifying Party will have the right to
defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within 30 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will defend the Indemnified Party, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

                           (iii) So long as the Indemnifying Party is
conducting the defense of the Third Party Claim in accordance with Section 6(d)(ii) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim,

(B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

                           (iv) In the event an Indemnifying party fails to
comply with any of the conditions in Section 6(d)(ii) above and such failure remains uncured after 10 days written notice by the Indemnified Party of the failure to so comply, then (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (C) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 6.

                  (e) DETERMINATION OF ADVERSE CONSEQUENCES. The Parties shall take into account the time cost of money (using the Applicable Rate as the discount rate) in determining Adverse Consequences for purposes of this Section 6 All indemnification payments under this Section 6 shall be deemed adjustments to the Consideration.

                  (f) REMEDIES. The rights and remedies provided for in this Agreement and the other agreements, certificates, documents and other instruments delivered in connection therewith are cumulative and shall be the exclusive remedies of the Parties with respect to claims for damages related to the matters addressed herein and with respect to the transactions contemplated hereby, and the Parties shall have no other liability for damages to each other under any statutory, equitable or common law right; provided, however, that nothing herein shall be construed as limiting the right of any Party to the equitable relief of specific performance provided for in Section 9(n) of this Agreement.

                  (g) OTHER INDEMNIFICATION PROVISIONS. Each Shareholder hereby agrees that he will not make any claim for indemnification against Target by reason of the fact that he was a director, officer, employee, or agent of Target or was serving at the request of Target as a partner, trustee, director, officer, employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) with respect to any action, suit, proceeding, complaint, claim, or demand brought by the Buyer against such Shareholder (whether such action, suit, proceeding, complaint, claim, or demand is pursuant to this Agreement, applicable law, or otherwise).

                  (h) RECOUPMENT RIGHT AGAINST ESCROW CONSIDERATION. Pursuant to the terms of the Escrow Agreement, North American shall have the right to recoup up to the amount of the Escrow Consideration of Adverse Consequences it may suffer (in lieu of seeking any indemnification to which it is entitled under this Section 6). North American's right of recoupment shall not constitute a limitation on North American's rights hereunder or as a measure of liquidated damages and North American may seek full indemnification for all damages suffered and may pursue all rights and remedies available to it under this Agreement, against the Shareholders, without seeking recourse against any other party and without exercising its right of recoupment hereunder.

                  (i) FURTHER LIMITATION ON INDEMNIFICATION. No party shall be obligated to pay any amounts for indemnification provided in this section 6 to the extent of (i) any tax benefit therefrom to the Indemnified Buyers or Indemnified Shareholders, as applicable, or (ii) any insurance proceeds and any indemnity contribution or similar payment paid to the Indemnified Buyers or the Indemnified Shareholders, as applicable, from any third party with respect thereto.

         7. POST-CLOSING ADJUSTMENT OF CONSIDERATION.

                  (a) Within 90 days after the Closing Date, North American will prepare and deliver to Shareholders a draft balance sheet (the "Draft Closing Date Balance Sheet") for Target as of the close of business on the Closing Date (determined as though the Parties had not consummated the transactions contemplated by this Agreement), prepared in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements; except that the Draft Closing Date Balance Sheet shall include all of the same types of adjustments as were made in connection with the preparation of the Most Recent Financial Statements.

                  (b) If the Shareholders have any objections to the Draft Closing Date Balance Sheet, they will deliver a detailed statement describing their objections to North American within 30 days after receiving the Draft Closing Date Balance Sheet. North American and the Shareholders will use reasonable efforts to resolve any such objections themselves. If the Parties do not obtain a final resolution within 30 days after North American has received the statement of objections, however, North American and Shareholders will select an accounting firm mutually acceptable to them to resolve any remaining objections. If North American and the Shareholders are unable to agree on the choice of an accounting firm, they will select a nationally-recognized accounting firm by lot (after excluding their respective regular outside accounting firms). The determination of any accounting firm so selected will be set forth in writing and will be conclusive and binding upon the Parties. North American will revise the Draft Closing Date Balance Sheet as appropriate to reflect the resolution of any objections thereto pursuant to this Section 7(b). The "Closing Date Balance Sheet" shall mean the Draft Closing Date Balance Sheet together with any revisions thereto pursuant to this Section 7(b).

                  (c) In the event the Parties submit any unresolved objections to an accounting firm for resolution as provided in Section 7(b) above, any expenses relating to the engagement of the accounting firm shall be allocated between the Shareholders and North American by the accounting firm in proportion to the amount in dispute which is decided in favor of the challenging Party.

                  (d) North American will make the work papers and back-up materials used in preparing the Draft Closing Date Balance Sheet available to the Shareholders and their accountants and other representatives at reasonable times and upon reasonable notice during (A) the preparation by North American of the Draft Closing Date Balance Sheet, (B) review by the Shareholders of the Draft Closing Date Balance Sheet, and (C) the resolution by the Parties of any objections thereto.

                  (e) If the Shareholder's equity set forth in the Closing Date Balance Sheet is less than $3,072,331.00, the Shareholders will pay to North American an amount equal to such deficiency (plus interest thereon at the Applicable Rate from the Closing Date) within three business days after the date on which the Closing Date Balance Sheet finally is determined pursuant to
Section 7(b).

         8. TAX MATTERS. The following provisions shall govern the allocation of responsibility as between North American and Shareholders for certain tax matters following the Closing Date:

                  (a) TAX PERIODS ENDING ON OR BEFORE THE CLOSING DATE. Shareholders shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns for Target for all periods ending on or prior to the Closing Date which are filed after the Closing Date (the "Pre-Closing Period"). Such Tax Returns shall be prepared by treating items on such Tax Return in a manner consistent with the past practices with respect to such items, unless otherwise required by law. Shareholders shall permit North American to review and comment on each such Tax Return described in the preceding sentence prior to filing. North American shall pay the amounts due for Taxes of Target with respect to the Pre-Closing Periods, up to the amount reflected in the reserve for Tax Liability shown on the face of the Most Recent Balance Sheet. Shareholders jointly and severally agree that they will pay, when due, all amounts due for Taxes of Target with respect to Pre-Closing Periods, that exceed the reserve for Tax Liability.

                  (b) TAX PERIODS BEGINNING BEFORE AND ENDING AFTER THE CLOSING DATE. North American shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of Target for Tax periods which begin before the Closing Date and end after the Closing Date. North American shall permit Shareholders to review and comment on each such Tax Return described in the preceding sentence prior to filing. Shareholders shall pay to North American within fifteen (15) days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such Taxable period ending on the Closing Date to the extent such Taxes are not reflected in the reserve for Tax Liability shown on the face of the Most Recent Balance Sheet. For purposes of this Section 8, in the case of any Taxes that are imposed on a periodic basis and are payable for a Taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such Taxable period ending on the Closing Date shall (i) in the case of any real and personal property Taxes, be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in the entire Taxable period, and (ii) in the case of any other Tax be deemed equal to the amount which would be payable if the relevant Taxable period ended on the Closing Date. Any credits relating to a Taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant Taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of Target.

                  (c) COOPERATION ON TAX MATTERS.

                           (i) North American, Target and Shareholders shall
cooperate fully, as and to the extent reasonably requested by any other Party, in connection with the filing of Tax Returns pursuant to this Section 10 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon any other Party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Target and Shareholders agree (A) to retain all books and records with respect to Tax matters pertinent to Target relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by North American or Shareholders, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give any other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if any other Party so requests, Target or Shareholders, as the case may be, shall allow any other Party to take possession of such books and records.

                           (ii) North American and Shareholders further agree,
upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

                           (iii) North American and Shareholders further agree,
upon request, to provide any other Party with all information that any Party may be required to report pursuant to Section 6043 of the Code and all Treasury Department Regulations promulgated thereunder.

                           (iv) The Shareholders and North American agree that,
for federal income tax and financial statement reporting purposes, they will value the North American Class B Shares at $1.4959 per share and will not take a contrary position on their federal income tax returns.

                  (d) TAX SHARING AGREEMENTS. All tax sharing agreements or similar agreements with respect to or involving Target shall be terminated as of the Closing Date and, after the Closing Date, Target shall not be bound thereby or have any liability thereunder.

                  (e) CERTAIN TAXES. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement, shall be paid by Shareholders when due, and Shareholders will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, North American will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

         9. MISCELLANEOUS.

                  (a) PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of North American and the Shareholders; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its best efforts to advise the other Parties prior to making the disclosure).

                  (b) NO THIRD-PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns and the Indemnified Parties referred to in Section 6 hereof.

                  (c) ENTIRE AGREEMENT. This Agreement (including the documents referred to herein) and the Confidentiality Letter of May 11, 1998 executed and delivered by H.I.G. Capital Management constitute the entire agreement among the Parties and supersede any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

                  (d) SUCCESSION AND ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of North American and the Shareholders; provided, however, that North American may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and
(ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases North American nonetheless shall remain responsible for the performance of all of its obligations hereunder).

                  (e) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

                  (f) HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

                  (g) NOTICES. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:


         If to the Shareholders:                                       Copy to:
         -----------------------                                       --------
         c/o Raymond L. Galtelli                                       E. Kent Auberry, Esq.
         5312 Graycliff Drive                                          Smith, Helms, Mulliss & Moore, L.L.P.
         Greensboro, North Carolina 27406                              300 North Greene Street, Suite 1400
                                                                       Greensboro, North Carolina 27401

         If to North American:                                         Copy to:
         ---------------------                                         --------
         North American Tel-Com Group, Inc.                            Holland & Knight LLP
         1401 Forum Way, Suite 400                                     One East Broward Boulevard
         West Palm Beach, FL  33401                                    Fort Lauderdale, FL 33131
         Attn:  William J. Mercurio                                    Attn: Donn Beloff, Esq.

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

                  (h) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Florida without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.

                  (i) AMENDMENTS AND WAIVERS. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by North American and the Shareholders. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

                  (j) SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

                  (k) EXPENSES. Each of the Parties will bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. The Shareholders agrees Target has not borne nor will bear any of the Shareholders' costs and expenses (including, without limitation, any of their legal, accounting or investment banking fees and expenses) in connection with this Agreement or any of the transactions contemplated hereby.

                  (l) CONSTRUCTION. The Parties have participated jointly in the negotiation of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

                  (m) INCORPORATION OF EXHIBITS, ANNEXES, AND SCHEDULES. The Exhibits, Annexes, Schedules and Certificates identified in this Agreement are incorporated herein by reference and made a part hereof.

                  (n) SPECIFIC PERFORMANCE. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 9(o) below), in addition to any other remedy to which they may be entitled under this Agreement.

                  (o) SUBMISSION TO JURISDICTION. Each of the Parties submits to the exclusive jurisdiction of any state or federal court sitting in Palm Beach County, Florida, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding shall be heard and determined in any such court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Any Party may make service on any other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 9(o) above. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity. In any action or proceeding arising out of or relating to this Agreement, the prevailing party shall be entitled to recover reasonable attorney's fees and costs from the other party to the action or proceeding.

                  (p) WAIVER OF JURY TRIAL. THE PARTIES HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND TO THE FULLEST EXTENT PERMITTED BY LAW WAIVE ANY RIGHTS THAT THEY MAY HAVE TO

CLAIM OR RECEIVE CONSEQUENTIAL OR SPECIAL DAMAGES IN CONNECTION WITH ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

                                     *****

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.


                                         NORTH AMERICAN TEL-COM GROUP, INC.



                                         By:
                                            -----------------------------------
                                            William J. Mercurio
                                            President



                                         SHAREHOLDERS:



                                         --------------------------------------
                                         Raymond L. Galtelli



                                         --------------------------------------
                                         James Fred Robertson